CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Prospectus of the Sentinel Funds dated August 4, 2006 (the "Prospectus") of our report dated January 24, 2006, relating to the financial statements and financial highlights which appears in the November 30, 2005 Annual Report to Shareholders of the Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax-Free Trust, which are also incorporated by reference into the Prospectus, which Prospectus is incorporated by reference into this Registration Statement on Form N-14. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
July 28, 2006